Exhibit 99.1

GMH COMMUNITIES TRUST

August 10, 2006, 10:00 a.m. ET

Fourth Quarter and Year End 2005/First Quarter 2006 Conference

Operator

Good morning, ladies and gentlemen, thank you for standing by. Welcome to the GMH Communities Trust conference call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone should require operator assistance during the conference, please press the star key followed by the zero. As a reminder, this conference is being recorded today, Thursday, August 10, 2006.

I would now like to turn the conference over to Lisa Fortuna with Financial Relations Board. Please go ahead, ma’am.

L. Fortuna	Thanks. Good morning, everyone. Welcome to the GMH Communities Trust conference call to discuss the fourth quarter and year end 2005 results and first quarter 2006 results.

A press release regarding the company’s 2005 fourth quarter and year end earnings was distributed on July 31st and has been furnished on a Form 8K with the SEC. A press release regarding the company’s 2006 first quarter results was distributed on August 7th and also has been furnished on a Form 8K with the SEC. If you did not receive a copy of these releases or would like to view copies of the company’s supplemental information packages for these periods, each of these items is available on the company’s website at www.gmhcommunities.com in the Investor Relations section.

To be added to the company’s quarterly distribution list, please contact me at 312-640-6779 or you may also sign up at GMH’s website. Additionally, we’re hosting a live webcast of today’s call which you can access in that same section or through www.earnings.com.

Within the company’s supplemental information packages you will find the reconciliation of non-GAAP financial measures to GAAP measures referenced to throughout the call including FFO, AFFO and capitalization rate.

At this time, management would like me to inform you that certain statements made during this conference call that are not historical and are based on the company’s current expectations, estimates and projections about future events may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements include statements regarding the company’s business strategy, evaluation of strategic alternatives, expectations regarding the timing and amount of student housing acquisitions and military housing project awards and other projections. Although the company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.

Factors and risks that could cause actual results to differ materially from expectations are included in the company’s annual report on Form 10K for the year ended December 31, 2005. All forward-looking statements speak only as of date on which they are made and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such events.

At this time, I’d like to introduce Gary Holloway, GMH’s Chairman, President and Chief Executive Officer, who’ll begin with his opening remarks. Gary.

G. Holloway	Thank you, Lisa, and I’d like to thank everyone for being with us today and for your patience in waiting for our results while we worked through our year end audit process.

Joining me today from our management team is Bruce Robinson, President of our Military Housing Division; John DeRiggi, President of our Student Housing Division; Dennis O’Leary, our former Interim Chief Financial Officer; Patrick O’Grady, our Chief Financial Officer; and Joe Macchione, our General Counsel. After my brief remarks, Dennis O’Leary will speak to some of the particulars relating to our financial results for 2005 and the first quarter of 2006. This will leave ample time to address questions.

As most of you are aware, on July 31st we filed our 2005 annual report on Form 10K which includes certain restated financial information covering the first, second and third quarters of 2005. In addition, on August 7th we filed our Form 10Q for the first quarter ended March 31, 2006. With these filings now complete, we currently are focusing on finalizing our financial results for the second quarter of 2006 and we expect to release those results and to file our Form 10Q for that quarter shortly.

The audit of our 2005 financial statements was a comprehensive process, but we believe that the level of thoroughness employed by the company, our audit committee and our independent auditors was necessary to ensure the delivery of accurate financial information to our shareholders. As we initially stated back in May, the impact of the restatement does not reflect any material differences in the meaningful historical trends of our student and military housing businesses.

The quarterly restatements did not negatively affect our cash balances, cash receipts from rental revenues relating to student housing properties or cash receipts from fees and other income relating to our investments in military housing projects. Also, none of these adjustments impacted our ability to comply with our REIT status.

Additionally, we believe our lender syndicate understands the strength of our business model and our ability to generate positive cash flow. Because of this we have been able to attain all of the necessary waivers under our credit line.

Throughout the first half of 2006, the Board and management focused on ensuring that GMH Communities would emerge from the 2005 audit process a stronger, more disciplined company. We have and will continue to put forth substantial effort to strengthen our internal control procedures designed to assure timely and accurate financial reporting.

These efforts include the hiring of Patrick O’Grady, our Chief Financial Officer, as of July 1, 2006. Pat has more than 20 years experience in public accounting and auditing in the real estate industry, most recently serving as a partner at KPMG.

While the audit has occupied a good deal of our time, we’ve remained extremely focused on the operational side of our business. In our student housing division, as of August 9, 2006, our owned assets were 91% pre-leased for the 2006-2007 academic year versus 90% as of the same time in 2005. With respect to the 54 properties we owned as of year end, we are currently achieving a 2.8% increase in the average annual net rental rate for the 2006-2007 academic year.

On our investment activity, we acquired 24 student housing properties during 2005, totaling approximately 4,800 units and 14,300 beds for an aggregate purchase price of $548,500,000. At year end we owned 54 student housing properties containing approximately 10,200 units and 33,300 beds, with one undeveloped parcel of land and 3 partially developed parcels of land.

Year-to-date, we’ve acquired 9 student housing properties containing approximately 1,450 units and 4,400 beds for a total purchase price of approximately $161 million. This brings our total owned student housing portfolio to 63 properties containing approximately 11,700 units and 37,700 beds.

In June, we executed agreements to purchase a portfolio of 11 student housing properties from Capstone Properties for an aggregate purchase price of $223 million. These properties consist of a total of approximately 2,200 units and 7,200 beds. We expect this acquisition to close during the late third quarter of 2006.

In addition to the Capstone assets, we have agreements to purchase 3 additional student housing properties containing a total of approximately 400 units and 1,100 beds and undeveloped parcels of land for the development of 5 future student housing properties. Our development initiatives remain on track including the Orono, Maine and Bowling Green, Ohio joint venture projects and we expect to continue to pursue similar joint venture opportunities on our future development projects.

Our student housing division is also providing third party management services for 16 student housing properties containing approximately 3,200 units and 9,900 beds and we are providing pre-leasing services at 2 properties that are currently under construction.

Turning to our military housing division, in 2005 we signed final agreements with the Army for 4 bases covering in excess of 4,400 end state units and $610 million in project costs.

In May, we closed on the Army’s military family housing project at Carlisle Barracks in Picatinny Arsenal. This project was previously awarded to one of our competitors. We recently secured financing for this 50 year project which includes a 5-year IDP with project cost of approximately $79 million covering 348 end-state housing units.

We also closed on the Fort Gordon project with the Army to provide family military housing. This 50-year project comprises 887 end-state units and has a 6-year IDP with project costs totaling $110 million.

In total we have projects comprising approximately 17,100 end state units on 21 military bases.

We are continuing the solicitation process with the Air Force for the AETC Group I project expected to cover 4 bases and approximately 2,900 end-state units. We currently have 2 proposals in review with the military covering 3 bases totaling in excess of 3,000 end-state units and approximately $450 million in project costs.

For the remainder of 2006, we anticipate submitting proposals on 3 military projects covering 15 bases with over 9,000 end-state units and estimated initial development period costs in excess of $1 billion.

I’d now like to turn the call over to Dennis O’Leary who will discuss the year end 2005 and first quarter 2006 financial results. Dennis.

D. O’Leary

Thank you, Gary, and good morning, everyone. As Gary mentioned, on July 31st we filed the 10K which included a restatement of our operating results for the first, second and third quarters of 2005 and contained the specific adjustments and the line items in the financial statements that were affected.

We have also included a schedule showing our restated operating results in the fourth quarter/year end 2005 supplemental information package which has been posted on the company’s website.

On Monday of this week we added to the fourth quarter/year end 2005 supplemental package a schedule which reconciles the previous guidance provided of $0.84 to the actual 2005 FFO per diluted share of $0.69. We believe this reconciliation explains in detail the amount and nature of the adjustments.

Moving now to our operating results. Net income for the fourth quarter of 2005 was $3.8 million, or $0.10 per fully diluted share, on total revenue of $68.4 million. FFO was $16.4 million, or $0.22 per fully diluted share.

For the full year 2005, net income was $6.1 million, or $0.18 per fully diluted share, on total revenue of $224.2 million. FFO was $45.3 million, or $0.69 per fully diluted share.

For the first quarter of 2006, net income was $1.1 million, or $0.03 per fully diluted share, on total revenue of $66.6 million. The net income of $0.03 per fully diluted share has been reduced by approximately $2.6 million or $0.03 cents per share for expenses we incurred during the first quarter related to the audit committee investigation. We expect to incur additional investigation costs during the second and third quarters as well. Comparable amounts reported in the first quarter of 2005 as we stated were net income of $1.4 million, or $0.05 per fully diluted share on total revenue of $41 million.

FFO for the first quarter of 2006 was $12.2 million, or $0.17 per fully diluted share, which again is reduced by the impact of the $2.6 million in audit committee investigation costs, or $0.03 per share. FFO in the first quarter of 2005 as restated was $10.4 million, or $0.17 per fully diluted share.

Our administrative expenses during the first quarter of 2006 were about $3.8 million, which does not include the $2.6 million of audit committee investigation costs I mentioned previously. We expect this amount of administrative expenses, the $3.8 million, to approximate our average quarterly run rate for the balance of 2006 exclusive of any costs we may incur to address the remediation plan discussed in the 10K.

As you can see from the first quarter 2006 operating results, the company has increased total revenue by in excess of 60%, net income per fully diluted share excluding the investigation costs by in excess of 35% and FFO per fully diluted share, again excluding the investigation costs, by almost 20% compared to the first quarter of 2005. Despite the accounting difficulties we encountered with the year end audit, the operations remain strong and the company has experienced significant growth year-over-year.

I’ll now turn it back to Gary for some additional comments.

G. Holloway	Thank you, Dennis. Before we proceed to your questions I’d like to address a few additional issues.

First, regarding our 2006 second quarter, we expect to release financial results in the next few weeks. Regarding guidance for 2006, we will forego providing any guidance until we’ve filed our second quarter financials and after our Special Committee has completed its process.

Regarding our Special Committee, the Committee and its bankers are running an independent and confidential process, but I can tell you that as part of the bid process solicitation, the company has entered into confidentiality agreements with possible bidders. The Committee’s bankers have distributed a confidential information memorandum and the company, along with the Committee and its bankers, have compiled a data room that it is prepared to make available to third parties. The Committee has also established a preliminary timetable for the receipt of third party indications.

You’re also aware that back in early July, I informed the Board that I did not intend to make an independent offer to purchase the company. My decision not to make an independent bid is based on my feelings of what is best for the Special Committee process and to maximize shareholder value during this process. I’ve indicated to the Committee, however, that I will continue to assist them during this process and that I would consider participating in a potential acquisition by a third party.

I have full confidence in the company and a great deal of optimism about its future and during the Special Committee’s evaluation process I will continue to operate this company with the utmost enthusiasm and commitment towards increasing shareholder value.

At this time we cannot make any further comments or take questions on the Special Committee’s process. The Special Committee and the company do not intend to update or revise the information that I’ve provided pertaining to this process.

Before we answer questions, I want to make a special and sincere thank you to each and every one of our dedicated and talented employees. One of the key reasons GMH has been able to persevere during this difficult and demanding period is because of the support and continued resolve of each of our employees.

I’d also like to thank our shareholders. We remain focused on achieving our long term goals and enhancing value for all of you.

At this point we will take your questions.

Operator

Thank you. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star key followed by the one on your pushbutton phone. If you would like to decline from the polling process, press the star key followed by the two. You will hear a three-tone prompt acknowledging your selection and your questions will be polled in the order they are received. If you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment please for the first question.

Our first question is from Rob Stevenson with Morgan Stanley. Please go ahead.

R. Stevenson

Good morning, guys. Can you talk a little bit about  in the previous press releases there’s been comments in there about soliciting a joint venture partner and needed equity, etc. When looking at sort of closing the transactions you have in front of you and sort of reloading the balance sheet, what type of equity, what order of magnitude of equity are we talking about here?

J. DeRiggi	Hey, Rob. It’s John DeRiggi. How are you?

R. Stevenson	Alright.

J. DeRiggi

We have in fact looked at several financing scenarios the most, I guess, important of which right now would be private equity joint ventures and have received a number of term sheets to not just finance the acquisitions that are in our pipeline, Capstone and some of the others that Gary had mentioned, but to form a platform with GMH moving forward to build a portfolio of student housing properties and joint venture.

Understand the way the joint ventures would work and we have not committed, just so you’re aware, we have not committed to any single source yet although we have received specific term sheets on financing with GMH the equity portion of the acquisitions I mentioned.

We would contribute a portion of the equity along with a private equity partner, we would continue to manage and operate and receive fees for a number of services we perform from property management to asset management to structuring and the like. We would also receive a promoted interest based on the total return benchmarks that our initial equity contribution would be significantly greater assuming that we hit the total return typically in IRR.

That’s one scenario, and in fact frankly given where we are today would be the likely financing scenario moving forward. But given the Special Committee’s process, we didn’t think it was prudent to enter into a specific joint venture until that process has at least run through its course given that we’ve had discussions with Bank of America concerning bridge loan financing should we need it.

R. Stevenson	Okay so basically anything along those lines would sort of wind up replicating basically what you guys were as a private company?

J. DeRiggi	That’s true, yes.

R. Stevenson

Okay. And then the other question I have is if I’m looking at it correctly, and please correct me if I’m wrong, the 17 cents of FFO in the first quarter, adding back 3 cents from the fees on the accounting side gets you to about a 20 cent run rate before adding in any of the acquisitions and any of the rental rate increases on the student housing portfolio and then adding in anything else that you guys increment on the military housing portfolio?

D. O’Leary	That’s correct. That’s the incremental run rate for the first quarter. It doesn’t reflect any effect that the turnover might have on the third quarter distorting that rate.

R. Stevenson

Okay. And then with a 91 cent dividend, looking forward once you have the second quarter earnings filed here, is there anything that sort of the way that the company is structured right now that’s going to run afoul of the debt covenants once the waivers are sort of removed that won’t allow you to pay the 91 cent dividend given where earnings are and given where the leverage ratio is on the company today?

J. Macchione

This is Joe Macchione. Rob, we’re actually in the process right now of working through an analysis of that. We’re actually going to be sitting with Bank of America later this week to discuss with them where we think we’ll be and what we’d need, if anything. Again that test under the credit facility is only tested at year end, so while we’re in the process of determining where our numbers lie, we’d like to wait to give any further answers on that.

R. Stevenson

Okay and then last question for John on the student housing portfolio. You said that the portfolio right now is about 91% pre-leased. Historically what’s the sort of incremental leasing that you guys wind up getting in the last couple of weeks before the semester starts?

J. Holloway

Well at this point last year we were 90% leased so we’re a little bit ahead of last year and we achieved mid-90s by the start of the semester. We have a number of properties, as you know, in California where most of those semesters start a full month later than the rest of the country so we have more time in California than we do in the other parts of the country. Based on last year, we could have as much as 5 percentage points between now and the start of the semester.

R. Stevenson	Okay. Thanks, guys.

Operator	Thank you. Our next question comes from William Acheson with Merrill Lynch. Please go ahead.

W. Acheson	Thank you. Good morning, gentlemen.

Management	Hi, Bill.

W. Acheson	Could you give me a little bit of clarification on the REIT classification of the military housing preferred returns into equity and earnings from out-of-fee income?

D. O’Leary

This is Dennis O’Leary. What happened was originally we reported these as our investment and then a return on the investment. When the accountants reviewed the proper accounting, they decided it should be reported as basically a joint venture and we just pick up share of the earnings and our preferred return in addition to that. So really all it is, is a reclassification from the other income line down to the equity in earnings of unconsolidated entities. It’s still running through income, it just appears on a different line.

W. Acheson	Okay, yeah I saw the net/net adjustment was washed out. Has there been any change in the way you expect to recognize the preferred returns that we receive once the IDP period is completed?

D. O’Leary	I’m not sure I understand the question, Bill.

W. Acheson

I’m just wondering if a more conservative accounting posture has been taken with respect to that because they are realizable over the 50 years of the contract. I’m just trying to make sure it’s the same expected yield return based on your equity investment that we’ve been using all along for each of the contracts.

D. O’Leary	Fort Carson has already passed the IDP period and the Navy project, we’re getting paid currently as that project moves, so I don’t see where it would affect that.

W. Acheson

Okay, I just wanted to make sure it hadn’t changed. And then the other item, I believe one of the changes that took place or the problem that was in place was that the minority interest add back to get to FFO was too high initially and that was because of taxes in the joint venture. Looking at your FFO calculations that you presented now, the minority interest line add back is the same as the deduction to get to net income, but it looks like taxes have gone up. I assume you’ve addressed that problem?

D. O’Leary	Yes. What we did was the net income was properly stated, just that the portion of the taxes that were attributable to the minority interest weren’t presented properly in the second and third quarters of 2005. We have corrected that. The net income I say wasn’t adversely affected, but when we did the add back to FFO calculation, the taxes that were attributable the minority interest were not being accounted for properly. They were not being deducted from the FFO calculation.

You’ll see the schedule that was provided in the supplemental package shows the $2.8/$2.9 million. That’s the taxes attributable to the minority interest that were not being reflected properly.

B. Acheson

Okay and then if you guys could just speak to perhaps the cap rates on the acquisitions done so far in ’06 on a nominal or on an economic basis in the student housing business. It appears the cap rates for certain assets have really declined materially. Could you give us some ballpark numbers for what you guys are paying?

J. DeRiggi	Bill, it’s John. On an economic basis we’re hovering in the low 7s, economic being after reserves and an allocation for a management fee expense.

B. Acheson	Okay and I assume you really can’t speak to Capstone because it hasn’t closed?

J. DeRiggi	That’s right.

B. Acheson	Okay. Thank you.

Operator	Thank you. Our next question comes from Anthony Paolone with JP Morgan. Please go ahead.

A. Paolone	Thanks. John, can you tell us what the average rents per bed are running going into the ’06-’07 school year?

J. DeRiggi	On a net basis, Tony, based on where we believe the lease up will come in, it’s about $425 per occupied bed. I’m sorry. Someone’s reminding me that that was on a net basis, the assets are net based.

A. Paolone	Okay. And can you talk to cap ex, both turnover costs and just your recurring cap ex, like those below the line and how that’s been trending?

J. DeRiggi	Pretty consistently at about $125 a bed for capital reserves and about $124-$125 for turnover as well so turnover would be above the line and cap ex would be below.

A. Paolone

Okay. And then turning to the military business, it looks like ACC and Hunt got a single soldier housing project. Are there any other initiatives out there like that or have you seen many more of the single soldier deals put into the market?

B. Robinson

Right now the Army is attempting to get their single soldier program underway. There is some movement to get a pilot program set up with 3 different bases of which our Fort Bliss base is one of the locations that’s already been chosen as the pilot program. So we’re just trying to work through the political nature of getting those things taken care of.

The Navy has been sort of the leader in trying to get this program started and the program that was the Hampton Roads program, Hunt was the successful bidder and my understanding was that Hunt went to ACC and asked them to join up to provide management services to them. So I think the Navy will probably, our understanding is, have another pilot program probably somewhere out in the Pacific Northwest sometime within the next year and then I think from there that should kind of clear the path for a lot more of these projects to get underway.

A. Paolone	Okay and then just last question on the military business. Have you all seen any contracts trade in the marketplace and if so, can you comment on maybe how the valuations looked?

B. Robinson

It’s difficult to value these because there really is not a history behind it. We acquired the Fort Carson project through a bankruptcy proceeding and I don’t think that was really a fair basis to determine value.

I think what’s going on now is that people are trying to feel their way around as to what a fair way to value these contracts would be and I think it’s just a situation of buyer and seller trying to figure out how to value it. There’s numerous ways that people could look at this business, but right now there’s no established standard so it would be difficult for me to sit here and say this is how you should or shouldn’t value those contracts.

A. Paolone	Okay. Have many traded though?

B. Robinson	No.

A. Paolone	Okay. Thanks.

Operator	Thank you. Our next question comes from Bill Crow with Raymond James. Please go ahead.

B. Crow

Good morning, guys. I was wondering if you could comment on what you’re seeing on the expense front? With 2.8% increases in rents in the student housing, where do you anticipate the expense growth will be and is it possible that same store NOI is flat or even negative this year?

J. DeRiggi	Same-store NOI will be positive this year it seems. Expenses are probably growing at about 2%, between 2% and 3% for the year.

B. Crow	Okay. Have you renegotiated your insurance policy yet?

J. DeRiggi	We negotiated an insurance policy with our carrier last year and it comes due towards the end of this year.

B. Crow	Okay, great. Alright, thanks.

Operator	Thank you. Management, I’m showing there are no further questions. I’ll turn it back to you for closing comments.

G. Holloway

Thank you. In wrapping up I would like to thank each of you for your patience and your support. After we release our second quarter financials I look forward to updating you on our progress as we move forward.

Thank you for your time today and thank you for staying with us.

Operator

Thank you. Ladies and gentlemen, that concludes the GMH Communities Trust conference call. If you would like to listen to a replay of today’s conference, you may dial in at 303-590-3000 or 1-800-405-2236 with access code 11068088 and then followed by the pound sign.

We thank you again for your participation and at this time you may disconnect.